EXHIBIT  99.1

American Stock Exchange Accepts DiaSys Corporation's Plan
for Regaining Compliance with Continued Standards for Listing

Company's Common Stock to Continue to Trade on the American Stock Exchange

WATERBURY, Conn -- DiaSys Corporation (AMEX:DYX), a global healthcare products company, announced today that it has received a notice from the American Stock Exchange (AMEX) stating that the AMEX had accepted the Company's plan for regaining compliance with the AMEX's continued listing standards by the end of the plan period on August 24, 2006. In the interim, the Company's common stock will continue to be traded on the AMEX under the symbol DYX.

On February 23, 2005, the Company had received a letter from the Associate Director-Listing Qualifications of the AMEX advising that the Company was not in compliance with the AMEX's listing requirements (contained in Section 1003(a)(ii) of the AMEX Company Guide) as it had shareholders' equity of less than $4 million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years. In response to the AMEX notice, the Company submitted a plan on March 16 and 18, 2005, advising the AMEX of action it had taken and would in the future take to bring it into compliance with AMEX's continued listing standards by August 24, 2006.

As the plan has been accepted, the Company's shares will continue to be listed during the plan period until August 24, 2006, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. If the Company is not in compliance with the listing standards by that date, the AMEX will initiate delisting proceedings.

DiaSys Corporation designs, develops, manufactures and distributes proprietary medical laboratory equipment, consumables and infectious disease test-kits to healthcare & veterinary laboratories worldwide. Headquartered in Waterbury, Connecticut USA, the Company operates in Europe through its wholly owned subsidiary based in Wokingham, England and in Pacific Asia through its strategic business partner located in Guangzhou, China. DiaSys, Parasep and Urisep are registered trademarks of DiaSys Corporation.

This press release contains forward-looking statements within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. DiaSys refers interested parties to its most recent Annual Report on Form 10-KSB and other SEC filings for a complete description of, and discussions about, the Company.

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Contact:

       DiaSys Corporation
       Gregory Witchel, 203-755-5083
       or
       CEOcast, Inc.
       Ed Lewis, 212-732-4300